Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

PATRIOT COAL RECEIVES COURT AUTHORIZATION TO SOLICIT
CREDITOR APPROVAL FOR PLAN OF REORGANIZATION

Receives Authorization to Proceed with Rights Offering

Settlements with Peabody and Arch Approved

Agreement to Arrange Exit Financing Approved

ST. LOUIS, November 6, 2013 – Patriot Coal Corporation (OTC: PCXCQ) today announced that the Bankruptcy Court for the Eastern District of Missouri has confirmed that the Company’s Disclosure Statement contains the information necessary to enable creditors to vote on the Company’s Plan of Reorganization. Following today’s ruling, Patriot will immediately commence the process to solicit votes on its Plan of Reorganization as outlined in filings with the bankruptcy court.

The Court today also authorized Patriot to move forward with the proposed Rights Offerings in conjunction with the Plan of Reorganization.  As previously announced, the Rights Offerings will be fully backstopped by Knighthead Capital Management, LLC and certain affiliates.  Additionally, the Court approved an agreement with leading financial institutions Barclays and Deutsche Bank to arrange new exit financing and post-emergence credit facilities of $576 million.  Finally, the Court approved the Company’s previously announced settlements with Peabody Energy Corporation (Peabody) and Arch Coal, Inc. (Arch).

“Today’s actions by the court represent important milestones on Patriot’s path to emergence as a strong, well-capitalized competitor in the coal industry,” said Patriot President and Chief Executive Officer Bennett K. Hatfield.  “Taken together, the Rights Offering and the settlements with Peabody and Arch lay the foundation for completion of our exit financing in the next few weeks.  We remain on schedule for emergence from bankruptcy in mid to late December.”

Note: Background on Patriot’s restructuring and transformation can be found at the Company’s website, www.patriotcoal.com.

About Patriot Coal
Patriot Coal Corporation is a producer and marketer of coal in the eastern United States, with [10] active mining complexes in Appalachia and the Illinois Basin.  Patriot ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves.

Forward-Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from our current expectations both in connection with the Chapter 11 filings Patriot announced on July 9, 2012 and our business and financial prospects. No assurance can be made that these events will come to fruition.  We undertake no obligation (and expressly disclaim any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  Factors that could affect our results include, but are not limited to: (i) the ability of Patriot and its subsidiaries to continue as a going concern, (ii) the ability of Patriot and its subsidiaries to operate within the restrictions and liquidity limitations of the post-petition credit facilities authorized by the Bankruptcy Court, (iii) the ability of Patriot and its subsidiaries to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases, (iv) the ability of Patriot and its subsidiaries to successfully complete a reorganization under Chapter 11 and emerge from bankruptcy, which is dependent upon, among other things, the ability to implement changes to wage and benefit programs and postretirement benefit obligations consensually or pursuant to Sections 1113 and 1114 of the Bankruptcy Code, to minimize liabilities upon emergence and to obtain post-bankruptcy financing, (v) the effects of the bankruptcy filing on Patriot and its subsidiaries and the interests of various creditors, equity holders and other constituents, (vi) Bankruptcy Court rulings in the Chapter 11 cases and the outcome of the cases in general, (vii) the length of time Patriot and its subsidiaries will operate under the Chapter 11 cases, (viii) risks associated with third-party motions in the Chapter 11 cases, which may interfere with the ability of Patriot and its subsidiaries to develop one or more plans of reorganization and consummate such plans once they are developed, (ix) the potential adverse effects of the Chapter 11 proceedings on Patriot’s liquidity or results of operations, (x) the ability to execute Patriot’s business and restructuring plans, (xi) increased legal costs related to Patriot’s bankruptcy filing and other litigation, and (xii) the ability of Patriot and its subsidiaries to maintain contracts that are critical to their operation, including to obtain and maintain normal terms with their vendors, customers, landlords and service providers and to retain key executives, managers and employees. In the event that the risks disclosed in Patriot’s public filings and those discussed above cause results to differ materially from those expressed in Patriot’s forward-looking statements, Patriot’s business, financial condition, results of operations or liquidity, and the interests of creditors, equity holders and other constituents, could be materially adversely affected.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to Patriot’s Form 10-K and Form 10-Q reports.

MEDIA CONTACT:	INVESTOR CONTACT:
Michael Freitag/Aaron Palash	Janine Orf
Joele Frank, Wilkinson Brimmer Katcher	(314) 275-3680
(212) 355-4449	jorf@patriotcoal.com

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